UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 17, 2010

CHINA MEDIA INC.
(Exact name of registrant as specified in its charter)

Nevada	333-150952	46-0521269
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12/F, Block D, Chang An Guo Ji
No. 88 Nan Guan Zheng Street
Beilin District, Xi'An, Shaan'Xi Province
China - 710068
 (Address of principal executive offices)

(86) 298765-1114
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01  Entry into Material Definitive Agreement

As used in this Current Report on Form 8-K, unless otherwise stated, all references to the “Company”, “we,” “our” and “us” refer to China Media Inc.

On September 16, 2009 we entered into a share exchange agreement (the “Share Exchange Agreement”) with Vallant Pictures Entertainment Co., Ltd., a company incorporated under the laws of the British Virgin Islands (“Vallant”) and Bin Li, our Director and the former sole shareholder of Vallant.  According to the terms of the Share Exchange Agreement, we agreed to acquire the sole issued and outstanding common share of Vallant from Bin Li in exchange for 7,000 shares of our common stock.

On November 30, 2009 we closed the transactions contemplated by the Share Exchange Agreement and acquired Vallant as our wholly owned subsidiary.  On June 20, 2007 Vallant had entered into a series of contractual obligations with Xi’An TV Media Co., Ltd., a company incorporated under the laws of the People’s Republic of China (“Xi’An TV”) that is engaged in the business of producing and developing television programming for the Chinese market, as well as the holders of 62.61% of the voting shares of Xi’An TV.

On September 17, 2010, a change of shareholders in Xi’An TV occurred and a new set of contractual arrangements was entered into with holders of 100% of the outstanding capital of Xi’An TV (“the Xi’An TV Shareholders”).  These agreements are substantially similar to the ones entered into by Vallant on June 20, 2007, but now bind holders of 100% of the shares of Xi’An TV instead of 62.61%.

Business Operations Agreement.  Pursuant to this agreement, the Xi’An TV Shareholders must designate the candidates recommended by Vallant as their representatives on the Board of Directors of Xi’An TV, and Vallant acquired the right to appoint the senior executives of Xi’An TV.  In addition, Vallant must guarantee Xi’An TV’s performance under any agreements or arrangements relating to Xi’An TV’s business arrangements with any third party, and upon request from Xi’An TV, Vallant will provide loans to support the operational capital requirements of Xi’An TV and loan guarantees if third party loans are necessary.  In return, Xi’An TV must pledge its accounts receivable and all of its assets to Vallant.  This agreement is effective for an indefinite term and may be terminated by Vallant with 30 days notice.

Business Services Agreement.  Pursuant to this agreement among Vallant and Xi’An TV, Vallant acquired the exclusive rights to provide Xi’An TV with all services required by Xi’An TV in the regular course of business, including services pertaining to administration, human resources, production, screenplay drafting and marketing.  As part of this agreement, Vallant must also undertake the following tasks:

●	develop business opportunities on behalf of Xi’An TV;

●	provide relevant market information research;

●	receive payments from customers on behalf of Xi’An TV;

●	administer staff training and human resources for Xi’An TV; and

●	provide daily accounting and financial services.

In exchange, Xi’An TV must provide Vallant with 100% of its income.  This agreement is effective for an indefinite term and may be terminated by Vallant at any time.

Option Agreement. Pursuant to this agreement between the Xi’An TV Shareholders, Xi’An TV and Vallant, the Xi’An TV Shareholders irrevocably granted Vallant or its designees the exclusive option to purchase, to the extent permitted under the laws of China, all or part of their equity interest in Xi’An TV for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable Chinese law.  The proceeds of the exercise of the option will be applied to repay loans extended by the Xi’An TV Shareholders to Xi’An TV, unless otherwise agreed.  Vallant or its designees have sole discretion to decide when to exercise the option, whether in part or in full.  This agreement is effective for an indefinite term and may be terminated by Vallant at any time.

Equity Pledge Agreement. Pursuant to this agreement between Xi'An TV, the Xi’An TV Shareholders and Vallant, the Xi’An TV Shareholders pledged all of their equity interests in Xi’An TV to Vallant to guarantee Xi’An TV’s performance of its obligations under the business operations agreement described above.  If Xi’An TV or the Xi’An TV Shareholders breach their respective contractual obligations, Vallant, as the pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests.  The Xi’An TV Shareholders also agreed that upon the occurrence of any event of default, Vallant will acquire an exclusive, irrevocable power of attorney to take actions in the place and stead of the Xi’An TV Shareholders to carry out the security provisions of this agreement and take any action and execute any instrument that Vallant may deem necessary or advisable to accomplish the purposes of this agreement.  The Xi’An TV Shareholders must not to dispose of their pledged equity interests or take any actions that would prejudice Vallant’s interests.  This agreement is effective for an indefinite term and may be terminated by Vallant at any time.

Since the Xi’An TV Shareholders do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for Xi’An TV to finance its activities without additional subordinated financial support from other parties, Xi’An TV’s financial statements become consolidated as our own.  As such, and due to the interest we hold in Xi’An TV through Vallant, the following business description describes the business and operations of Xi’An TV as our own.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Technical Consultancy and Services Agreement between Vallant Pictures Entertainment Co., Ltd. and Xi’An TV Media Inc. dated September 17, 2010
10.2	Business Operating Agreement between Vallant Pictures Entertainment Co., Ltd., Xi’An TV Media Ltd. and the Shareholders of 100% of Xi’An TV Media Inc. dated September 17, 2010
10.3	Equity Pledge Agreement between Vallant Pictures Entertainment Co., Ltd. and each of the Shareholders of Xi’An TV Media Inc. dated September 17, 2010
10.4	Exclusive Option Agreement between Vallant Pictures Entertainment Co., Ltd., Xi’An TV Media Inc. and the Shareholders of 100% of Xi’An TV Media Inc. dated September 17, 2010
Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 21, 2010	CHINA MEDIA INC.

	By:	/s/Dean Li
Dean Li
President, Chief Executive Officer, Secretary and Director

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